Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into this 15th day of December, 2021 (the “Effective Date”), by and between AppTech Corp., a Wyoming corporation (the “Company”), and Chad Nelley, an individual residing in San Diego County, California (the “Executive”).

Whereas, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

Whereas, this Agreement shall be effective on the Effective Date and shall govern the employment relationship between the Executive and the Company, and, as of the date first set forth above, supersedes and negates all previous agreements and understandings with respect to such relationship, including but not limited to that certain employment offer letter executed on November 12, 2021;

Now, Therefore, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

AGREEMENT

1.	Position and Duties.

1.1                Position. During the Period of Employment (as defined in Section 2), the Executive shall serve the Company as the Company’s Chief Operating Officer reporting to the Company’s Chief Executive Officer and President (the “Designated Persons”) and its Board of Directors (the “Board”). The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2                Duties. During the Period of Employment, the Executive shall have the powers, authorities and duties, including but not limited to those set forth in the Company’s Bylaws and on Exhibit “A,” commensurate with the position of Chief Operating Officer as the Board may assign from time to time. The Executive shall perform such duties subject to the directives of the Board and the corporate policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). The parties may mutually agree to changes in the Executive’s job title and duties during the Period of Employment.

1.3                No Conflicting Duties; Minimum Time Commitment. During the Period of Employment, the Executive agrees that the Executive will devote substantially all of his business time and attention to the business of the Company, that the Executive will use his best efforts to perform his duties and responsibilities for the Company in a faithful and efficient manner, and that the Executive will not engage in any other employment, consulting, business or charitable activity that would create a conflict of interest with the Company or any of its affiliates or otherwise impair the Executive’s ability to effectively perform his duties to the Company. Given the professional nature of the Executive’s position, the Executive is required to work additional hours from time to time, and is not eligible for overtime pay. The Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of the Executive’s working hours and services, including overtime.

The Executive agrees that he has no contractual commitments or other legal obligations that would prohibit him from commencing employment with the Company, or that would in any way limit his ability to perform his duties for the Company. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. With the exception of advisory board positions disclosed on Exhibit A, the Company shall have the right to require the Executive to resign from any board or similar body if the Company reasonably determines that the Executive’s service on such board or body creates a potential conflict of interest or the appearance thereof or interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or any of its affiliates, successors or assigns. Nothing in this Agreement shall prevent the Executive from engaging in civic and charitable activities so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. Except as set forth on Exhibit B to the Confidentiality Agreement, the Executive shall not, during the Period of Employment, without the prior written consent of the Company, directly or indirectly, own (other than passive investments in publicly traded companies where such investment does not exceed more than two percent (2%) of the total outstanding shares or other equity interests of such company), manage, operate, control, be employed by, participate in, advise or be connected in any manner with the ownership, management, operation or control of a competing business.

1.4                Employment Eligibility. The Executive’s employment with the Company is contingent upon completing the Form I-9 (Employment Eligibility Verification) within the first three (3) days of employment. On the first day of employment, the Executive agrees to provide a signed Form I-9 plus the required original documentation specified in the “List of Acceptable Documents.”

1.5                Uniqueness Of Executive’s Services. The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a unique value, the loss of which cannot be adequately compensated in damages in an action at law as described in Labor Code Section 2855(a) and for purposes thereof. The Executive, therefore, expressly agrees that the Company, in addition to any other rights or remedies that the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy the breach of this Agreement by the Executive.

1.6                Company policies. At all times during the Period of Employment, the Executive is expected to observe, respect and comply with all policies and procedures of the Company, as adopted or modified from time to time, whether written or oral, including but not limited to those regarding work schedules, vacation and sick leave.

2.                   Period of Employment. The Executive’s first day of employment will be the Effective Date. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Period of Employment”) shall be for a term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date; provided, that, on the third (3rd) anniversary of the Effective Date and on each successive anniversary of the Effective Date thereafter, the Period of Employment shall be automatically extended on such date for an additional one (1) year period unless, on or before the date that is ninety (90) days prior to the expiration of the Period of Employment then in effect, the Company or the Executive has notified the other in writing (a “non-renewal notice”) that the Period of Employment shall terminate at the end of the then-current term (in which case the Period of Employment shall terminate at the end of the then-current term with no extension, or no further extension, as the case may be, thereof). Notwithstanding the foregoing, in all cases the Period of Employment is subject to earlier termination as provided in Section 6.

3.	Compensation and Benefits.

3.1                Base Salary. During the Period of Employment, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than Two Hundred Seventy-five Thousand Dollars ($275,000.00) USD payable in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than twice monthly. The Base Salary may otherwise be periodically reviewed by and shall be subject to adjustment at the sole discretion of the Board (or a committee thereof) during the Period of Employment, provided, that, it may be increased, but not decreased. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

3.2                Revenue Sharing. Commencing six (6) months from the Effective Date and thereafter throughout the Period of Employment, on a case-by-case basis, the Executive will receive up to 20% of Net Revenue derived from customers of the Company who (a) were demonstrably introduced to the Company solely by the Executive, and (b) who actually establish an account with the Company (a “Merchant Account”); provided, that, in the event more than one employee of the Company (including the Executive) claims responsibility for the Merchant Account, the total Net Revenue to be paid to all such claimants of the Merchant Account shall not exceed an aggregate of 20% of Net Revenue derived from the Merchant Account. “Net Revenue” is calculated as the revenue derived from referred Merchant Accounts after costs, such as discounts or fees, directly associated with the aforementioned Merchant Account have been deducted. All payments of Net Revenue required by this Section 3.2 will be payable monthly on the fifteenth (15th) day of the month following the month of collection. The Executive shall have the right to inspect any books, records and other information of the Company reasonably necessary to ensure compliance with this Section at the Executive’s own expense provided that such inspection does not occur during regular business hours.

3.3                Signing Bonus/Incentive Compensation. Signing Bonus. On the Effective Date, the Executive shall be entitled to a signing bonus of Sixty Thousand Dollars ($60,000), to be promptly paid to the Executive on the Effective Date, less standard withholdings for tax and social security purposes.

3.4                Incentive Compensation. The Company may in its sole discretion, but is under no obligation to, award other incentive compensation to Employee in the form of bonuses or other incentive-based forms of compensation. The award of any other bonus or other incentive-based compensation at any time shall not obligate the Company to make the same or similar awards to Employee at any time thereafter.

3.5                Non-statutory Stock Options. Simultaneously with the execution of this Agreement, the Executive will receive a three-year non-statutory stock option to purchase up to Two Hundred Fifty Thousand (250,000) shares of unregistered $0.001 par value common stock of the Company at a strike price equal to fair market value on the agreed date of grant ($1.267), which option shall vest in twelve (12) equal monthly installments starting on January 31, 2022 (the “NSO”). The Executive understands and acknowledges that the Executive will be required to pay taxes on the exercise of the non-statutory stock option and is advised to consult his own tax advisors as to the advisability of making a Section 83(b) Election (which must be done within thirty (30) days) and other tax consequences.

3.6                Other Equity Compensation. The Executive shall be eligible to participate in the Company’s executive stock award plans and shall be eligible for additional equity awards in accordance with the terms of such plans at the discretion of the Compensation Committee or the Board, as administrator of such plans.

3.7                Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, and any other compensation, paid or payable to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement as it relates specifically to the Frank-Dodd Act. The Executive specifically authorizes the Company to withhold from his future wages any amounts that may become due under this provision. This Section 3.6 will survive the termination of this Agreement for a period of three (3) years.

4.	Benefits.

4.1                Benefit Plans. Commencing six (6) months from the Effective Date and thereafter throughout the Period of Employment, the Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, term life insurance, key man life insurance or similar plan or program of the Company now existing, or established hereafter, to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs, as it deems appropriate. Any key man life insurance policy purchased and maintained by the Company on the life of the Executive during the Period of Employment shall list the Company as primary beneficiary but shall be assigned to Executive upon termination pursuant to Section 6.4(a) or Section 6.5.

4.2                Bonus Plan. The Executive shall be eligible to participate in the Company’s employee bonus plan (as it may exist from time to time), which provides for performance bonuses based on the achievement of target goals periodically set by management and confirmed by the Compensation Committee. Bonuses are awarded from an 8% net revenue pool and are based on the employee’s employment level (i.e., executive officers, non-executive officers and non-management employees). The bonus pool amount is accrued monthly and paid out quarterly.

4.3                Paid and Unpaid Leave. During the Period of Employment, the Executive will be eligible for paid and/or unpaid leave (including but not limited to vacation time and sick leave) in accordance with the Company’s Employee Handbook. The Company’s leave policies may be amended from time to time by the Company as determined by the Company in its sole discretion (or a committee thereof) during the Period of Employment, provided, that, it may be increased, but not decreased. with law. Notwithstanding the accrual provisions of the Company’s paid leave policy, the Executive’s initial combined annual rate of vacation and paid sick pay shall be one hundred sixty-eight (168) hours, or twenty-one (21) working days (i.e., fifteen vacation days plus the annual cap of six paid vacation days) and shall increase by the equivalent of three (3) vacation days per year thereafter.

4.4                Business Expenses. The Company will reimburse the Executive for the Executive’s necessary and reasonable business expenses previously approved by the Designated Person and incurred in connection with the Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies; provided that any such reimbursement must be paid on or before the last paycheck of the month following in which the expense was incurred, the amount of expenses reimbursed in one month will not affect the amount eligible for reimbursement in any subsequent month, and no such reimbursement shall be subject to liquidation or exchange for another benefit.

5.	Conflicts and Confidentiality.

5.1                Non-disclosure of prior employers’ confidential information and no conflicting obligation. By executing this Agreement, the Executive agrees and represents that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information belonging to any former employer of the Executive or any other third party. The Executive also represents and warrants that the Executive has not taken or retained, and is not in possession of, any business materials or documents belonging to any former employer or third party. The Executive hereby acknowledge that the Company has advised the Executive that the Executive is strictly prohibited from bringing such materials or documents onto the Company’s premises, providing such materials or documents to Company personnel, or using them in connection with the Executive’s employment with the Company. Further, the Executive represents and warrants to the Company that the performance of the Executive’s job duties for the Company will not violate, cause the breach of, or conflict with any prior agreement, contract, or understanding between the Executive and any third party or otherwise violate any confidence of another. The Executive represents and warrants that the Executive is not subject to any post-employment restrictions that would prohibit or limit the Executive’s employment by the Company.

5.2                Confidential Information and Inventions Assignment. The Executive agrees, as a condition of employment with the Company and as a material part of the consideration for the Company’s commitment to the terms of this Agreement, to sign the Confidential Information and Invention Assignment Agreement attached hereto as Exhibit “B” (the “Confidentiality Agreement”)

5.3                Non-Disclosure and Use of Trade Secrets. During the Period of Employment and after the termination, the Executive will not:

(a)           use or disclose the Company’s trade secret information to, directly or indirectly, through any other individual or entity, induce or attempt to induce any employee or independent contractor of the Company to leave the employment or service of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee or independent contractor thereof, on the other hand;

(b)           solicit Confidential Information (as defined the Confidentiality Agreement), including trade secrets, from any employee of the Company which the Executive knows or has reason to know is likely to have access to such information; or

(c)           use or disclose the Company’s trade secret information to identify existing or prospective customers, to facilitate (directly or indirectly) the solicitation of such existing and prospective customers or to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company to divert their business away from the Company. Further, the Executive will not use the Company’s trade secret information to otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, of the Company or to otherwise unfairly compete with the Company.

For purposes of this Agreement, the term “trade secrets” means, without limitation, Confidential Information that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (b) is subject to efforts that are reasonable under the circumstances to maintain its secrecy. The Executive hereby represents that the Executive has no intention of competing against the Company at any time by using the Company’s trade secrets and understands that the Company is entering into this Agreement in reliance upon such representation. Examples of trade secrets include, but are not limited to, technical, business and other information related to the Company’s manufacturing and production processes and techniques, product formulations, research and development, inventions and discoveries that have not yet been patented, technology, drawings, specifications, designs, plans, proposals, pricing and cost information, business and marketing plans, financial information, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

5.4                Location and Reproduction. The Executive shall maintain at the Executive’s workstation and any other place under the Executive’s control only such Confidential Information, including trade secrets, as the Executive has a current “need to know.” The Executive shall return to the appropriate person or location or otherwise properly dispose of all Confidential information once that need to know no longer exists.

5.5                Injunctive Relief. The Executive acknowledges that the Executive’s failure to carry out any obligation under this Agreement (including but not limited to those listed on Exhibit A), or a breach by Executive of any provision herein, therein or the Confidentiality Agreement, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. The Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and the Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. The Executive understands that other action may be taken and remedies enforced against the Executive by the Company.

6.                   Termination. The date on which the Executive’s employment by the Company ceases under any of the following circumstances, shall be defined herein as the “Termination Date.”

6.1                Termination Upon Death. If the Executive dies prior to the expiration of the Period of Employment or termination of this Agreement, the Company shall (i) continue coverage of the Executive’s spouse (if any) under all benefit plans or programs of the type listed above in Section 4.1 hereof for a period of six (6) months, and (ii) pay to the Executive’s estate the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

6.2                Termination Upon Disability. The Company may terminate the Executive’s employment in the event the Executive suffers a disability that renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation, as determined by competent medical authority. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that the Executive shall be paid the accrued portion of any Base Salary earned as of the Termination Date, less standard withholdings for tax and social security purposes.

6.3                Termination for Cause.

(a)                 Termination; Payment of Accrued Salary. The Board may terminate the Executive’s employment with the Company at any time for Cause, immediately upon notice to the Executive of the circumstances leading to such termination for Cause. In the event that the Executive’s employment is terminated for Cause, the Executive shall receive payment for all accrued Base Salary earned through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of giving notice of such termination.

(b)                 Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to the Executive, as determined by a majority of the directors of the Board: (i) unsatisfactory performance of the Executive’s duties or responsibilities, provided that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities and afforded the Executive at least twenty (20) days to cure; (ii) a material breach by the Executive of any of his material obligations (as outlined on Exhibit A or as otherwise assigned by the Board or the Designated Person) hereunder that the Company has given the Executive written notice of and afforded the Executive at least twenty (20) days to cure; (iii) willful failure to follow any lawful directive of the Company consistent with the Executive’s position and duties, after written notice and at least twenty (20) days to cure; (iv) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of the Company’s affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment; (v) a breach of the Confidentiality Agreement; (vi) commission of any willful or intentional act which could reasonably be expected to materially injure the property, reputation, business or business relationships of the Company or its customers; or (vii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude.

6.4                Termination Without Cause, for Death or for Good Reason.

(a)                 Termination; Payment of Accrued Salary. The Company may terminate the Executive’s employment at any time for without Cause or on account of disability by providing written notice to the Executive. The Executive may terminate his employment with Good Reason (as defined below) pursuant to the procedures set forth in Section 6.4(e). In the event the Company terminates Executive’s employment without Cause or on account of disability or if Executive leaves with Good Reason (each a “Termination Event”), then unless such Termination Event is in connection with Section 6.5 below, the Company shall pay the Executive as follows:

(i)                  In the event such Termination Event is on or before the first anniversary of Executive’s employment with the Company, severance subject to Section 6.4(b), a minimum amount equal to nine (9) months of salary the Termination Date calculated at his then Base Salary, less standard withholdings for tax and social security purposes, payable in equal monthly payments commencing as of the Termination Date until the entire amount calculated above has been paid (such monthly continued payments of Base Salary, the “Salary Continuation Benefit”); provided, however, that (y) in the event such Termination occurs after the first anniversary but on or before the second anniversary, then the severance amount above would be six (6) months of salary; and (z) in the event such Termination occurs after the secondary anniversary, then the severance amount above would be three (3) months of salary; and

(ii)                The Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for period during which the Salary Continuation Benefit is paid (or the cash equivalent of such amount).

(b)                 Conditions to Salary Continuation Benefit. Notwithstanding the foregoing, the Company shall not be obligated to pay any Salary Continuation Benefit under this Section 6.4 or Section 6.5 if the Executive breaches the provisions of the Confidentiality Agreement or Section 5 of this Agreement.

(c)                 Vesting Upon Termination. In the event the Executive’s employment is terminated pursuant to this Section 6.4, the NSO shall become fully vested with no further vesting to occur. In the event that the Executive’s employment is terminated pursuant to Section 6.1 (Death), the Executive’s then unvested portion of the NSO shall become fully vested with no further vesting to occur. No other form of equity granted to the Executive (performance stock units, stock options, etc.) shall be vested, but shall be forfeited and cancelled.

(d)                 Release by the Executive. In order to receive the benefits provided by this Section 6.4 or Section 6.5, the Executive shall deliver to the Company within twenty-one (21) days following the Executive’s termination of employment a full and complete release in substantially the form attached as Exhibit “C”, of all claims, known or unknown, that the Executive may have against the Company, other than claims for indemnification, worker’s compensation or under any Company 401(k) plan. The benefits provided by this Section 6.4 or Section 6.5 will be forfeited on the twenty-eighth (28th) day following the Termination Date if the Company has not been provided with such a release by such date.

(e)                 Termination for Good Reason Procedure. In order to terminate his employment for Good Reason, the Executive must give the Company notice of termination within sixty (60) days of the occurrence of one of the events included in the definition of Good Reason, following which notice the Company will have a period of thirty (30) days to cure the circumstances constituting Good Reason. Unless the Company cures the circumstances constituting Good Reason within such thirty (30) day period, the Executive’s employment will be deemed to terminate on the thirtieth (30th) day following the date such notice is delivered to the Company. “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent: (i) the assignment of the Executive to duties materially inconsistent with the Executive’s authority, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company or any other action that constitutes a material reduction in or alteration to the nature or status of the Executive’s authority, duties or responsibilities, in each case from those in effect at the date of the occurrence of the Change of Control; or (ii) a material reduction in the Executive’s Base Salary.

6.5                Termination Following a Change of Control. If, within the three (3)-month period preceding, or the twelve (12)-month period following, a Change of Control (as defined below), the Company terminates the Executive’s employment without Cause or on account of disability, or the Executive terminates his employment for Good Reason (as defined below), then (a) all NSOs shall become fully vested and exercisable pursuant to Section 6.4(d); and (b) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of six (6) months following the Termination Date (or the cash equivalent of such amount). In all other respects Section 6.4 shall remain applicable. “Change of Control” shall mean the consummation of the first to occur of (i) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (ii) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their related parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; or (iv) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company.

6.6                Excess Parachute Payments, Limitation on Payments.

(a)                 Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 6 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) then, if elected by the Executive, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, any cash payments shall first be reduced, and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6.7                Termination by the Executive. The Executive shall have the right, at his election, to terminate his employment with the Company upon three (3) months’ advance written notice to the Company to that effect; provided, however, that the Company may in its discretion waive the advance notice period.

6.8                Resignation from all Offices and Directorships. In the event the Executive’s employment is terminated by either party for any reason, the Executive shall be deemed to have resigned voluntarily from all offices, directorships and other positions held with the Company if the Executive is serving in any such capacity at the time of termination.

6.9                Benefits upon Termination. All benefits provided under Section 4.1 hereof shall be extended, at the Executive’s election and cost, to the extent permitted by the Company’s insurance policies and benefit plans, for eighteen (18) months after the Executive’s Termination Date, except (i) as required by law (e.g., COBRA or CAL-COBRA health insurance continuation election) or (ii) in the event of a termination described in Section 6.1.

6.10            Cooperation. In the event the Executive’s employment is terminated by either party for any reason, the Executive will cooperate with the Company in the winding up or transferring to other employees of any pending work or projects. The Executive will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to the Executive’s employment with the Company.

6.11            Return of Property. All documents, records, apparatus, equipment (including but not limited to computers, tablets, cell phones and laptops) and other physical property which is furnished to or obtained by the Executive in the course of his employment with the Company shall be and remain the sole property of the Company. The Executive agrees that, upon the termination of his employment, he shall return all such property (whether or not it pertains to Confidential Information or Intellectual Property Rights as defined in the Confidentiality Agreement), and agrees not to make or retain copies, reproductions or summaries of any such property.

6.12            Continuation of Net Revenue Sharing Benefit. In accordance with Section 3.2 of this Agreement, the Executive shall maintain ongoing revenue sharing privileges, indefinitely, for all merchant or other Company client accounts that were sourced by the Executive (referred to herein as the Executive’s “Book of Business”) so long as revenue continues to be generated by the sourced accounts.

7.                   Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.                   Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

9.                   Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California, without regard to its choice-of-law rules. The exclusive jurisdiction for any legal proceeding regarding this Agreement shall be in the federal and state courts located in the County of San Diego, State of California, and Executive hereby expressly consents to such jurisdiction.

10.                Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.                Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.                Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

13.                Entire Agreement. This Agreement, together with the exhibits attached hereto, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.                Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.                Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.                Defend Trade Secret Act Trade Secret Disclosure Notice. NOTICE is hereby given that this Agreement does not affect any immunity under 18 U.S.C. §§ 1833(b)(1) or (2).

(1)            An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)            An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

17.                Dispute Resolution. Any dispute arising out of or concerning this Agreement shall be determined and settled by arbitration to be conducted in San Diego, California, by Judicial Arbitration and Mediation Services (“JAMS”) (or its successor organization, if any) in accordance with JAMS’s then existing rules for employment disputes; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorneys fees and other expenses, including expert witness fees.

18.                Notices. Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication is sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically, provided that the sender has received a confirmation of such fax or electronic transmission. All notices given under this Agreement shall be addressed to the Parties as follows unless notice of another address has been provided by the Party pursuant to this Section 18:

(i)            if to the Company, to:

AppTech Corp.

5876 Owens Ave., Suite 100

Carlsbad. CA 92008

Attention: Luke D’Angelo, CEO

Email: ldangelo@apptechcorp.com

(ii)         if to the Executive, to (or the Executive’s last known address as reflected on the books and records of the Company:

8789 Dalewood Ave

San Diego, CA 92123

Email:

19.                Code Section 409A.

(a)                 The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, except for the Company’s withholding right, if any tax is assessed under Section 409A, the Executive shall be solely responsible for payment of such tax.

(b)                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                 Notwithstanding anything herein to the contrary, in the event that the Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of the Executive’s employment with the Company and the payments described in Section 6.4(a) or Section 6.5, as applicable, to be paid within the first six (6) months following the date of such termination of employment (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of such payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 6.4(a) or Section 6.5, as applicable, (ii) any portion of such payments that exceed the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, in lump sum, on the first (1st) business day after the six- (6-) month anniversary of the Executive’s termination of employment, and (iii) any portion of such payments that are payable after the Initial Payment Period shall be paid at the times set forth in Section 6.4(a) or Section 6.5, as applicable.

(d)                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

20.                Representations. Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.

21.                Survival. The respective obligations of, and benefits afforded to, the Company and the Executive that by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 3.7, 5, 6, 7, 8, 17 and 19 of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

22.                Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

23.                Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had ample opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”
AppTech Corp.,
a Wyoming corporation

By:
Luke D’Angelo, Chief Executive Officer

“EXECUTIVE”

Chad Nelley

EXHIBIT A

JOB TITLE AND DESCRIPTION OF DUTIES

Chief Operating Officer

Position: Chief Operating Officer

The AppTech Chief Operating Officer will have all of the responsibilities described in the Company’s Bylaws and, specifically, will be responsible for leading, establishing and deploying policy and procedure for operational success and go to market execution, including but not limited to: organizational structure, revenue operations, customer success, human resources, marketing and traditional core facility and IT operations. In addition to these core responsibilities, the COO will work closely with legal and finance operations to drive revenue attainment, contract negotiations, profitability targeting and budget controls to ensure ongoing sustained operations that meet and/or exceed board and shareholder expectations. The COO will provide leadership and strategic vision to the organization in coalition with the CTO, CEO and CFO. The COO will effectively communicate and foster growth among the executive team and all employees.

 Approved Advisory Board Positions:

Exhibit A to Employment Agreement
Initial

EXHIBIT B

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

Exhibit B to Employment Agreement

AppTech Corp.

CONFIDENTIAL INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment by AppTech Corp., its subsidiaries, parents, affiliates, successors and assigns (collectively, the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.       Confidentiality and Security.

1.1    Recognition of Company’s Rights. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by me might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. I understand and agree that Confidential Information developed by me in the course of my employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to me in the first instance. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

I acknowledge that, for consideration received, I have has performed work, activities, services or made efforts on behalf of or for the benefit of Company as an independent contractor prior to the date of this Agreement (the “Prior Consulting Period”). Accordingly, I agrees that if and to the extent that, during the Prior Consulting Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined herein) if I received access to such information during my employment; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company, that would have been an Invention (as defined herein) if conceived, created, authored, invented, developed or reduced to practice during my employment, or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Previous Invention (as defined herein) if incorporated into such item during my employment; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an Invention or Prior Invention hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

1.2    Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) Trade Secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans (including plans or research and development), budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. This Section does not, in any way, restrict or impede me from exercising my rights under Section 7 of the National Labor Relations Act/protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. I shall promptly provide written notice of any such order to an authorized officer of the Company within forty-eight (48) hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

1

As used in this Agreement, the term “Intellectual Property Rights” means all Trade Secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country. “Trade Secrets” means Confidential Information or Intellectual Property Rights that derives independent economic value from not being generally known to and not being readily ascertainable by proper means.

1.3    Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information or unless expressly authorized by an officer of the Company in writing.

1.4    Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.5    Term of Confidentiality Restrictions. I understand and acknowledge that my obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon my first having access to such Confidential Information (whether before or after I begin employment by the Company) and shall continue during and after my employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the my breach of this Agreement or breach by those acting in concert with me or on my behalf.

2.	Assignment of Inventions.

2.1    Disclosure of Inventions. I acknowledge and agree that, among my other duties for the Company, I will be employed by the Company in a position which could provide the opportunity for conceiving and/or reducing to practice inventions, improvements, developments, ideas or discoveries whether patentable or unpatentable (collectively hereinafter referred to as “Inventions,” which is further defined below). Accordingly, I agree to promptly disclose to the Company in confidence and in writing all Inventions conceived or reduced to practice by me while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours. I further agree to maintain adequate and current written records of such Inventions.

For purposes of this Agreement, Inventions include, but are not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

2

2.2    Company Inventions. The provisions in Section 2.1 shall apply only to “Company Inventions” as defined herein. Company Inventions shall mean any Invention that meets any one of the following criteria:

(i)      Relates, at the time of conception or reduction to practice of the Invention to: (A) the Company’s business, project or products, or to the manufacture or utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company.

(ii)    Results from any work performed directly or indirectly by me for the Company.

(iii)  Results, at least in part, from my use of the Company’s time, equipment, supplies, facilities or trade secret information.

Provided, however, that, if applicable, a Company Invention shall not include any Invention which qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit A), including any idea or invention which is developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the Company’s business (either actual or demonstrably anticipated), and which does not result from work performed for the Company.

2.3    Assignment of Inventions. I hereby assign, and agree to assign, to the Company, all my rights, title and interest in and to all Company Inventions. Also, I hereby assign, and agree to assign, to the Company all Inventions conceived or reduced to practice by me within one (1) year following my termination of employment with the Company (whether voluntary or otherwise), if the Invention is a result of Company information obtained by me during my employment with the Company.

2.4    Execution of Necessary Documents. I agree that, upon request and without compensation therefor, but at no expense to me, whether during the term of my employment and thereafter, I will all do lawful acts, including the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign letters Patent, including Design Patents, on all of such Company Inventions, and for perfecting, affirming, maintaining or recording the Company’s complete ownership and title thereto, and to otherwise cooperate in all proceedings and matters relating thereto.

I hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all rights therein, to the full extent permitted by law, if I do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by my subsequent incapacity.

2.5    Prior Inventions. I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.6    Work Made for Hire. I acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever (collectively referred to as “Work Product”) consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Inventions so as to be less in any respect than that the Company would have had in the absence of this Agreement.

2.7    Moral Rights. To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all Moral Rights with respect to all Inventions and Work Product therein. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

3

2.8    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.9    No License. I understand that this Agreement does not, and shall not be construed to, grant me any license or right of any nature with respect to any Inventions, Work Product, or any Confidential Information, materials, software or other tools made available to me by the Company.

3.       No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4.       Security.

4.1    Security and Access. I agree and covenant (i) to comply with all Company security policies and procedures as in force from time to time including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of my employment by the Company, whether termination is voluntary or involuntary. I agree to notify the Company promptly in the event I learn of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

4.2    Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company’s termination statement if required to do so by the Company.

5.       No Solicitation of Employees, Consultants or Contractors. I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact.

6.       Legal and Equitable Remedies. I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

7.       Non-Disparagement. I agree and covenant that I will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties; provided, however, that nothing in this Section is intended to or will prevent me from cooperating with the investigation of any government agency.

4

8.       Duty of Loyalty During Employment. I agree that during the period of my employment by the Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with the business or demonstrably anticipated business of the Company (“Competing Business”), will not own any interest in a Competing Business except as otherwise allowed by any Employment Agreement between the Company and myself, will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company, or engage in any other activity which would .conflict with my employment by Company.

9.       Acknowledgement. I acknowledge and agree that the services to be rendered by me to the Company are of a special and unique character; that the Company will obtain knowledge and skill relevant to my industry, methods of doing business and marketing strategies by virtue of my employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. I further acknowledge that the amount of my compensation reflects, in part, my obligations and the Company’s rights under this Agreement; that I have no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that I will not be subject to undue hardship by reason of my full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the parties to continue an employment relationship for any certain period of time, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.    Export. I agree not to export, re-export, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

11.    Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12.    General Provisions.

12.1Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12.2Consent to Jurisdiction. This Agreement will be governed by the laws of the state or country of my residence, applied without regard to conflict of law principles; however, I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the County of San Diego, County of California for any lawsuit arising from or related to this Agreement.

12.3Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.4Successors and Assigns; Survival. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. My obligations pursuant to this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.

12.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.

12.6Entire Agreement. This Agreement, including any exhibits and schedules hereto and thereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

12.7No Modification. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

5

12.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

12.9 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company.

Dated:________, 20__

(Signature)

(Printed Name)

(Address)

ACCEPTED AND AGREED TO:

APPTECH CORP.

By:

Title:

(Address)

Date:

6

Exhibit A

LIMITED EXCLUSION NOTIFICATION

If you are a resident of the State of California, this is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:
(PRINTED NAME OF EXECUTIVE)

Date:
WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

7

Exhibit B

TO:	APPTECH CORP.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.            Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by AppTech Corp. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

8

EXHIBIT C

FORM OF RELEASE AGREEMENT

(See Attached)

Exhibit C to Employment Agreement

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is made and entered into this [____] day of [____________, 20___] (the “Effective Date”), by and between AppTech Corp., a Wyoming corporation (the “Company”), and Chad Nelley (“Executive”).

RECITALS

Whereas, Executive was employed by and an officer of the Company, and Executive’s employment with and service as an officer of the Company ended on [________________, 20__] (the “Separation Date”);

Whereas, Executive is a party to an Executive Employment Agreement with the Company dated December 15, 2021, as it may be amended from time to time (the “Employment Agreement”), and a Confidential Information and Invention Assignment Agreement with the Company dated December 15, 2021 (the “Confidentiality Agreement”); and

The parties desire to enter into this Agreement on the terms and conditions set forth below.

Now, Therefore, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:

1.                   Resignation. Executive confirms that his service as an employee, officer, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) ended on the Separation Date. The Company accepted such resignations. As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.                   Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state, municipal, or other applicable jurisdiction (whether in or outside of the United States) law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Offer Letter dated November 12, 2021); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter (or any corresponding provision of any subsidiary or affiliate of the Company), or applicable law; (3) with respect to any rights that Executive may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; (5) Executive’s rights pursuant to Sections 6.4(a) and/or 6.5 of the Employment Agreement and (6) Executive’s rights as a shareholder. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.

1

Executive understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, by signing this Agreement Executive waives his right to recover individual relief based on any released claims asserted in such a charge or complaint with the exception that this Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action. Notwithstanding anything to the contrary herein, consistent with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement or the Confidentiality Agreement is intended to limit Executive’s right (a) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such trade secrets, except pursuant to court order.

3.             Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

2

Executive acknowledges that he may later discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.           ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on [______, 20__], and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d) He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention Legal Department), 5878 Owens Ave., Suite 100, Carlsbad, California 92008, so that each is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.           No Transferred Claims, Pending Claims or Future Lawsuits. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Executive warrants and represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Releasees. Executive also warrants and represents that he does not presently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees. Executive also promises to opt out of any class or representative action and to take such other steps as Executive has the power to take to disassociate himself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released in this Agreement.

3

6.            Confidentiality Agreement; Cooperation. Executive shall, and Executive hereby acknowledges that he will, comply with his continuing obligations under the terms of the Confidentiality Agreement. Executive agrees to reasonably cooperate with the Company and its Affiliates regarding the orderly transition of his former duties and responsibilities and to reflect his separation from his prior positions with the Company and its Affiliates (including, without limitation, to remove Executive from bank accounts of and as having signing authority for the Company or any of its Affiliates), and further agrees that he will comply with his continuing cooperation obligations pursuant to Section 6.10 of the Employment Agreement.

7.           Return of Property. Executive agrees to commit no act or omission that harms, impairs or in any way damages the Company’s (or any of its Affiliate’s) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software. Executive represents and covenants that he has returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the date of the termination of Executive’s employment. The Company will reasonably cooperate with Executive, if requested, to transfer to Executive the phone numbers associated with Executive’s Company cell phones/smartphones.

8.            Non-Solicitation. Executive agrees that he will not, at any time in the period of twenty four (24) months after the Separation Date, directly or indirectly through any other person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

9.            Miscellaneous.

9.1          Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.2          Amendments. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by Executive.

9.3          No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

4

9.4           Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.5.          Assignment and Successors.

(a) This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives. In the event Executive dies prior to receiving the full amount of the payments due to Executive pursuant to this Agreement, any remaining payments due to Executive shall be paid to Executive’s estate.

(b) The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

9.6.          Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements, as such withholding is determined by the Company in good faith. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.

9.7.         Interpretation. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

9.8.         ’Review of Agreement. Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, has had the opportunity to consult with legal counsel of its or his own choice. Executive specifically agrees and acknowledges that he has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

5

9.9.          Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

9.10.       Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

9.11.       Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Either party may execute this letter agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party. Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this letter agreement shall be deemed an original signature for purposes of this letter agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).

9.12.       Arbitration. The parties acknowledge and agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive’s employment or termination of employment with the Company, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to and be subject to final and binding arbitration as provided in Section 17 of the Employment Agreement; provided, however, that either the Company or Executive may seek provisional injunctive relief to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm pending the arbitration. Notwithstanding the foregoing, either party shall be entitled to injunctive or other equitable relief to prevent a breach of the Confidentiality Agreement, or a breach of Section 6, 7, 8, or 9 of this Agreement. By executing this agreement, the Company and Executive are waiving their respective rights to a jury trial.

9.13.        No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Executive or the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.

9.14.        No Liens. Executive represents and warrants that (a) Executive has the capacity to act on his own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

6

The undersigned have read the foregoing Release Agreement and each accept and agree to the provisions it contains and hereby execute it, effective as of the Effective Date, voluntarily with full understanding of its consequences.

EXECUTED this [__] day of [__ , 20__ ], at San Diego County, California.

“Executive”

Chad Nelley

EXECUTED this [__] day of [__ , 20__ ], at San Diego County, California.

“Company”

AppTech Corporation

By:

Its:

7